Exhibit 5.1.

OPINION OF COUNSEL REGARDING LEGALITY OF THE COMMON STOCK BEING REGISTERED.
K&L Gates LLP
925 Fourth Avenue
Suite 2900
Seattle, WA 98104-1158
T 206.623.7580
F 206.623.7022
klgates.com

August 1, 2013

Flow International Corporation
23500 64th Avenue South
Kent, Washington 98032

Ladies and Gentlemen:
We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 1,908,508 shares (the “Shares”) of Common Stock, $0.01 par value per share, of Flow International Corporation, a Washington corporation (the “Company”). The Shares are issuable under the Flow International Corporation 2005 Equity Incentive Plan, as amended and restated (the “2005 Plan”).
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the 2005 Plan, the Company's Restated Articles of Incorporation and By-laws, each as amended, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Our opinion set forth below is limited to the law of the State of Washington.
Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for pursuant to and in accordance with the 2005 Plan included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Your truly,

/s/ K&L Gates LLP